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                                                                    EXHIBIT 12.1

                         DECRANE AIRCRAFT HOLDINGS, INC.
                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIOS
                             (DOLLARS IN THOUSANDS)

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

                                                                   YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------------------------
                                                                            1998
                                                                 ---------------------------
                                                                 EIGHT MONTHS   FOUR MONTHS
                                                                     ENDED         ENDED
                                                                  AUGUST 31,   DECEMBER 31,
                                               1996       1997       1998          1998       1999       2000
                                            ---------  ---------  ---------      --------   --------   --------
                                                      (PREDECESSOR)                        (SUCCESSOR)
EARNINGS:
Income (loss) before provision for income
   taxes and extraordinary item ..........  $    (105) $   8,598  $   6,081      $ (2,992)  $ (3,418)  $  9,884
Minority interest in income of subsidiary
   with fixed charges ....................        193        112         48            82        197        228
Fixed charges ............................      4,785      3,842      3,117         7,217     29,123     42,923
                                            ---------  ---------  ---------      --------   --------   --------
   Total earnings ........................  $   4,873  $  12,552  $   9,246      $  4,307   $ 25,902   $ 53,035
                                            =========  =========  =========      ========   ========   ========

FIXED CHARGES:
Interest expense, including amortization of
   debt discounts and issuance costs (1)..  $   4,248  $   3,154  $   2,350      $  6,852   $ 27,918   $ 41,623
Interest component of rentals (2)  .......        537        688        767           365      1,205      1,300
                                            ---------  ---------  ---------      --------   --------   --------
   Total fixed charges ...................  $   4,785  $   3,842  $   3,117      $  7,217   $ 29,123   $ 42,923
                                            =========  =========  =========      ========   ========   ========

RATIO OF EARNINGS TO FIXED CHARGES:
Ratio ....................................        1.0x       3.3x       3.0x           --         --        1.2x
Deficiency ...............................  $      --  $      --  $      --      $  2,910   $  3,221   $     --
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(1) None capitalized
(2) Reflects one-third of rental expense under operating leases considered to represent interest costs.